FORM 10f-3

THE BLACKROCK FUNDS

Record of Securities Purchased
Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio:  BIF Michigan Municipal
Money Fund (L-	MICMA), Muni Cash (L-MUNIC), Muni Fund (L-
MUNIF), Institutional Tax 	Exempt Portfolio (MF-L-TE),
Master Tax-Exempt Trust (MF-L-TET)

2.	Issuer:    Michigan Finance Authority (State Aid
Revenue Notes, Series 2010D1, D2)

3.	Date of Purchase:  08/06/10

4.	Underwriter from whom purchased: Siebert Brandford
Shank & Co., LLC

5.	Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: PNC Capital Markets, LLC

a.	List Members of Underwriting Syndicate:
Siebert Brandford Shank & Co., LLC, Morgan Stanley &
Co. Incorporated, Cabrera Capital Markets, LLC,
Fidelity Capital Markets, Fifth Third Securities,
Inc., PNC Capital Markets LLC, Stifel, Nicolaus &
Company, Incorporated, Wells Fargo Securities

6.	Aggregate principal amount purchased (out of total
offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): (L-MICMA) $10,000,000 out of $703,610,000 (L-MUNIC) $2,195,000 out of $703,610,000;
(L-MUNIF) $11,220,000 out of $703,610,000; (MF-L-TE)
$25,750,000 out of $703,610,000; (MF-L-TET)
$15,630,000 out of $703,610,000

7.	Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion
(out of the total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)):
	$64,795,000 out of $703,610,000

8.	Purchase price (net of fees and expenses):  $101.187
for Series D1, $101.604 for Series D2

9.	Date offering commenced (if different from Date of
Purchase):  08/06/10

10.	Offering price at end of first day on which any sales
were made:

11.	Have the following conditions been satisfied:
	Yes	No
      a.	The securities are part of an issue registered
            under the Securities Act of 1933, as amended, which
            is being offered to the public, or are Eligible Municipal Securities, or are securities sold in an Eligible Foreign Offering or are securities sold in an Eligible Rule 144A
            Offering or part of an issue of government securities.   YES

	b.	The securities were purchased prior to the
		end of the first day on which any sales
		were made, at a price that was not more
		than the price paid by each other
		purchaser of securities in that offering
		or in any concurrent offering of the
		securities (except, in the case of an
		Eligible Foreign Offering, for any rights
		to purchase required by laws to be granted
		to existing security holders of the
		Issuer) or, if a rights offering, the
		securities were purchased on or before the
		fourth day preceding the day on which the
		rights offering terminated.                         YES

	c.	The underwriting was a firm commitment
		underwriting.                                       YES

	d.	The commission, spread or profit was
		reasonable and fair in relation to that
		being received by others for underwriting
		similar securities during the same period.          YES

	e.	In respect of any securities other than
		Eligible Municipal Securities, the issuer
		of such securities has been in continuous
		operation for not less than three years
		(including the operations of predecessors).         YES

      f.	Has the affiliated underwriter confirmed
            that it will not receive any direct or indirect
            benefit as a result of BlackRock's participation
            in the offering?                                    YES

Approved: _ William Henderson___ Date: 08/23/10______